CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of our report dated April 20, 2005 relating to the consolidated balance sheets of Aurora Energy, Ltd. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and minority interest and cash flows for each of the years then ended, appearing in such Prospectus.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                            RACHLIN COHEN & HOLTZ LLP


Miami, Florida
December 29, 2005